UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 22, 2010

Iridium Communications Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33963	26-1344998
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1750 Tysons Boulevard

Suite 1400

McLean, VA 22102

(Address of principal executive offices)

703-287-7400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 22, 2010, the registrant entered into a release agreement with John S. Brunette, in connection with the previously announced resignation of Mr. Brunette as the registrant’s Chief Legal and Administrative Officer and Secretary. The agreement provides for a severance benefit consisting of a lump sum payment of $387,000, payable on December 31, 2010, plus $394,167, which represents eleven months of Mr. Brunette’s base salary, to be paid in accordance with the registrant’s normal payroll practices. The agreement also provides for a cash payment equal to the amount of Mr. Brunette’s COBRA premium for the lesser of 11 months or the number of months Mr. Brunette is enrolled in COBRA. All amounts payable under the release agreement will be paid less applicable taxes and withholdings.

In exchange for the severance benefits described above, Mr. Brunette agrees to release the registrant from any claims he may have against it, including in connection with his employment and the termination thereof. Mr. Brunette also agrees not to compete with the registrant or solicit its employees during the 11-month severance period. A copy of the agreement is attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Release Agreement between the registrant and John S. Brunette, dated December 22, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDIUM COMMUNICATIONS INC.

Date: December 29, 2010	By:	/s/ Thomas J. Fitzpatrick
		Name:	Thomas J. Fitzpatrick
		Title:	Chief Financial Officer